Exhibit 99.1

Dear valued Collectable user,

Despite our efforts to foster a healthy secondary trading market for our series, recent surveys of all Collectable shareholders regrettably showed clear majority support for finding new liquidity opportunities outside of our app.

Additionally, given current market conditions, the reality of Collectable’s financial position means that we cannot plan on keeping all assets trading on the platform indefinitely.

As such, we feel it is incumbent on us to take appropriate and decisive action in the interests of our shareholders and to communicate openly as we do so.

While an outcome hasn’t yet been finalized for all assets, currently our plan is as follows:

● Most Collectable assets will be sent to third-party auctions to secure the best possible shareholder returns in a timely manner. While we are looking for the right auction opportunities with support from independent experts, the series representing these assets may continue to trade on Collectable, as appropriate. Once assets are sold, shareholders will be paid out as outlined in our offering circular and there will be far fewer private buyout offers as we seek to maximize opportunities for public, competitive bidding.

● Some series representing higher-end assets may continue trading on Collectable for the foreseeable future. This is because we believe that these assets can be more confidently relied on to hold their value and/or appreciate as time passes.

● Collectable will continue to seek opportunities for external investment.

Please be advised that this is only a notice and no action is required on your part at this time - as you receive notice of deposits into your Collectable wallet from assets sold at auction, you may withdraw them as normal.

We also intend to periodically update you as and when appropriate about developments in the plan outlined above.

Thank you for being part of the Collectable platform, and for your continued support. And please feel free to contact us with any questions at support@collectable.com.

Sincerely,

Jarod Winters, Collectable COO